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                                                                    EXHIBIT 10


             LETTER AGREEMENT DATED APRIL 30, 1997 ("AGREEMENT")
                                   BETWEEN
                      WINDMERE CORPORATION ("WINDMERE")
                                     AND
                   SALTON/MAXIM HOUSEWARES, INC. ("SALTON")

WHEREAS, Windmere, with its main office in Miami Lakes, Florida, and Salton, with its main office in Mt. Prospect, Illinois, have worked together to obtain the benefits of significant sales of products under the White-Westinghouse brand to Kmart Corporation ("Kmart"), and have signed a multi-year contract between Salton and Kmart documenting said relationship.

WHEREAS, the distribution profits on the sales to Kmart of the White-Westinghouse brand of appliances will all be received and recorded on the books of Salton (the "White-Westinghouse Profits").

NOW, THEREFORE, following Kmart's execution of the aforesaid contract and in consideration of Windmere's marketing cooperation efforts in connection with the Company's supply contract with Kmart and Windmere's guarantee of the Company's obligations under such contract, this Letter Agreement documents the obligation of Salton to pay a fee as described herein to Windmere as compensation for its efforts on Salton's behalf in obtaining said White-Westinghouse Profits.

FEE: Salton shall pay Windmere a fee equal to 50% of the White-Westinghouse profits (the "50% Fee"). The 50% Fee shall be paid within 60 days of the close of each calendar quarter based on the transactions in said quarter, accompanied by a sales report transmitted by facsimile, which will provide such sales information and other data as Windmere may reasonably require to describe the calculation of the 50% Fee.

For purposes of this Agreement, the "White-Westinghouse Profits" shall be computed based on all White-Westinghouse sales (net of actual returns) to Kmart less direct costs of sales and direct expenses, such as the Detroit office selling expenses, inspection fees, warehousing costs, freight out, royalties and cooperative advertising. Direct Expenses shall not include taxes whether based on income or property, data processing and/or other selling, general and administrative costs except those identified in the preceding sentence or mutually agreed upon.

PAYMENT: Payment shall be by wire transfer to Windmere's bank account.

TERM: This Agreement shall not be cancelable during the term of that definitive contract between Salton and Kmart, including any extensions or modifications thereof. The term of this agreement shall coincide with the contract term as specified in that said contract between Salton and Kmart.

JURISDICTION: This Agreement shall be interpreted under the laws of the State of Florida.

      Windmere Corporation                  Salton/Maxim Housewares, Inc.

               /s/                                    /s/
      -------------------------              -----------------------------
 By:  Harry D. Schulman                 By:  Leonhard Dreimann
      Senior Vice President                  President





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